Exhibit 99


Cascade Financial Corporation                   The Cereghino Group
Contacts: Carol K. Nelson, CEO                  Corporate Investor Relations
          Lars Johnson, CFO                     www.stockvalues.com
          425.339.5500                          206.762.0993
          www.cascadebank.com
                                                 NEWS RELEASE
===============================================================================

     CASCADE FINANCIAL SECOND QUARTER NET INCOME JUMPS 41%, EPS GROWS 28%;
                 TOTAL LOANS UP 18% AND DEPOSITS INCREASE 14%
     ---------------------------------------------------------------------

Everett, WA - July 19, 2005 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported that net income grew 41% in the second quarter and 29% in the first half of 2005, fueled by robust loan growth and continued solid credit quality. Earnings per diluted share increased 28% in the quarter and 15% year-to-date, reflecting the additional shares issued to acquire Issaquah Bancshares in the second quarter of 2004.

Net income was $3.2 million, or $0.33 per diluted share in the quarter ended June 30, 2005, compared to $2.3 million, or $0.26 per share in the second quarter of 2004. For the six-month period ended June 30, net income was $6.3 million, or $0.64 per diluted share, compared to $4.9 million, or $0.55 per share in the first six months of last year. Second quarter 2004 results include one month of income and expense from Issaquah Bank, as well as $550,000 in merger-related expenses, net of tax.

Second Quarter Highlights
-------------------------

  *  Earnings per diluted share increased 28%.
  *  Net income increased 41% over the second quarter of 2004.
  *  Revenues were up 20% from a year ago to $10.8 million.
  * Other income increased 40%, reflecting solid increases in checking and service fees.
  * Return on tangible and GAAP equity improved to 18.2% and 13.3%, respectively.
  * Total loans grew 18% from a year ago, with an emphasis on higher-yielding commercial credits.
  * Credit quality remained strong: nonperforming assets were 0.14% of total assets at quarter-end.
  * High Performance Checking (HPC) program contributed to a 40% increase in checking deposits.


"Loan demand has remained strong as the economy in Northwest Washington has continued to improve, particularly business and real estate lending," stated Carol K. Nelson, President and CEO. "The rollout of our High Performance Checking program also contributed to our success, with checking balances increasing 40% from a year ago, helping to lower our cost of funds."

Balance Sheet Management
------------------------

Total loans have increased 18% over the last year to $861 million, compared to $727 million at June 30, 2004, with the three components of the commercial loan portfolio all showing robust growth. Real estate construction loans were up 53% from a year ago, while business loans grew by 28% and commercial real estate loans increased 27% from the end of June last year. As a result, total commercial loans grew by 32% to $653 million, and now represent 76% of total loans, compared to 68% a year ago. Lower-yielding consumer and residential loans both declined slightly, while multifamily loans decreased more substantially due to a loan sale.

"Towards the end of the second quarter, we sold $21 million in multifamily loans to diversify risk by lowering our concentration of commercial real estate loans," Nelson said. "In addition, selling these adjustable rate mortgages with an average duration of 2.5 years helped to reduce our exposure to higher short-term rates as we have replaced them with prime-based loans. While investor demand for such loans remains strong, we will continue to evaluate potential loan sales to help maintain a balanced portfolio."

"Loan generation has remained strong throughout the first half of the year," added Lars Johnson, EVP and CFO. "As a result, we have decreased our investment portfolio by 13% over the last year to help fund our loan growth. Over the last couple of years, we have increasingly relied on deposits as a funding source, and will continue to aggressively seek out low-cost deposits to decrease our borrowing costs."

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Cascade Financial - 2Q05 Profits Up 41%
July 19, 2005
Page Two

"The High Performance Checking program is definitely having an impact," Nelson said. "Checking account balances have grown to $134 million, compared to $96 million at the end of June last year. At the same time, relatively low-cost savings and money market accounts have grown by 12%, while time deposits are up only 9%, reflecting our efforts to shift our liability mix and improve our net interest margin."

Over the last year, total deposits grew 14% to $791 million, compared to $695 million at the end of June 2004. Time deposits now represent 59% of total deposits, down from 62% at June 30, 2004. In the second quarter, total deposits increased by $9 million despite the closure of a trust account with a $30 million balance, which was expected to remain in the bank for only a brief period.

Stockholders' equity increased by 12% to $101 million at quarter-end, compared to $90 million at the end of the second quarter last year. Book value per share was $10.57 at June 30, 2005, compared to $9.45 a year ago. Due to the creation of intangible assets associated with last year's acquisition, tangible book value was $7.83 at the end of the second quarter, compared to $7.48 a year ago.

Operating Results
-----------------

"Our focus on adding quality prime-based loans and low-cost deposits contributed to our improved earnings during the second quarter," Nelson said. "Revenues increased by 20% for the quarter to $10.8 million. While the loan sale contributed to that revenue increase, 17% growth in net interest income and a 53% climb in checking fees also played significant roles."

Net interest income before provision for loan losses totaled $9.2 million in the second quarter of 2005, compared to $7.8 million a year earlier, reflecting the larger asset base and the shift to higher-yielding credits in the loan portfolio. Other income grew 40% to $1.7 million, compared to $1.2 million in the second quarter of last year. The gain on sale of loans was $434,000, while checking and service fees totaled nearly $1 million, compared to $82,000 and $670,000, respectively, a year ago. These increases offset the absence of gain on sale of securities during the quarter, which was $112,000 in the second quarter of 2004.

"Despite $229,000 in costs associated with the launch of our HPC program, noninterest expense increased a modest 9% from a year ago to $5.8 million, from $5.3 million in the second quarter of 2004," Nelson said. "The lack of acquisition expenses was more than offset by the costs of the Issaquah Bank operations for all three months, compared to only one month in the second quarter of 2004, and the opening of our Snohomish branch in the third quarter of 2004."

For the first half of 2005, revenues increased 21% to $21.2 million, compared to $17.5 million in the same period a year ago, with both components showing sizable increases. Net interest income grew 18% to $17.9 million from $15.1 million a year ago, while other income grew 40% to $3.3 million, compared to $2.3 million in the first half of 2004. Checking and service fees increased by 57% to $2.0 million year-to-date, while gains on asset sales, including loans, securities and real estate, declined to $510,000 in the six-month period.

Asset Quality
-------------

"We have maintained our strict underwriting standards as we have grown our portfolio and shifted our loan mix to higher-yielding commercial credits," Nelson said. "While nonperforming loans ticked up slightly from a year ago, credit quality remains strong and net charge-offs were a nominal $40,000 in the quarter."

At quarter-end, nonperforming loans (NPLs) were $1.3 million, compared to $702,000 a year ago. NPLs were 0.16% of total loans at June 30, 2005, versus 0.10% of loans a year prior. Nonperforming assets, which includes Other Real Estate Owned as well as NPLs, were $1.7 million, representing 0.14% of total assets at quarter end, compared to $1.6 million, or 0.15% of total assets at June 30, 2004.

"Reflecting the continued loan growth, our provision for loan losses was $250,000 in the quarter, up $100,000 from a year ago and well in excess of net charge-offs," Johnson said. "Our allowance for loan losses now stands at $9.9 million, representing 1.15% of total loans and 737% of NPLs. Given our low loan loss experience and current assessment of the quality of our loan portfolio, we are comfortable with our coverage level at this time."

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Cascade Financial - 2Q05 Profits Up 41%
July 19, 2005
Page Three

Net Interest Margin & Interest Rate Risk
----------------------------------------

"Our net interest margin has remained quite stable despite continued interest rate increases and the cessation of dividend payments on stock in the Federal Home Loan Bank of Seattle," Johnson said. "In addition, competition on both sides of the balance sheet continues to exert pressure on spreads. We continue to emphasize adding prime-based loans and checking and money market accounts to improve our net interest income."

The net interest margin was 3.38% in the second quarter of 2005, compared to 3.34% in the preceding quarter and 3.46% in the second quarter of 2004. The sequential-quarter increase can primarily be attributed to a 20 basis point increase in the yield on earning assets, compared to a 17 basis point increase in the cost of interest-bearing liabilities.

                      1Q04    2Q04    3Q04    4Q04    1Q05    2Q05
                      ---------------------------------------------
Asset yield           5.88%   5.78%   5.89%   5.90%   5.97%   6.17%
Liability cost        2.75%   2.60%   2.70%   2.80%   2.94%   3.11%

Spread                3.13%   3.18%   3.19%   3.10%   3.03%   3.06%
Margin                3.45%   3.46%   3.48%   3.41%   3.34%   3.38%

"Our interest rate risk model indicates that our margin and net interest income are only slightly exposed to continued increases in short-term rates, with a 1% rise in rates projected to add 1% to net interest income," Johnson said. "Net interest income has benefited from having loans as a greater portion of our earning assets, and a larger portion of prime-based and higher-yielding credits in our loan portfolio. On the liability side of the balance sheet, the growth in checking accounts and the maturity of high-coupon FHLB advances help mitigate the increased interest expense on CDs and other deposits. We anticipate that our margin will remain in the 3.30% - 3.50% range in the near term."

Performance Measures
--------------------

Return on equity (ROE) improved to 13.3% in the second quarter, from 12.3% a year ago, and was 13.0% for the six-month period, compared to 13.9% in the first half of 2004. Management also uses return on tangible equity (ROTE), a non-GAAP performance measure, to eliminate the goodwill created by the merger, and believes that this provides a more consistent comparison with pre-merger performance. Cascade's ROTE improved to 18.2% for the second quarter and 17.9% year-to-date, compared to 14.2% and 14.7%, respectively, a year ago. Return on assets (ROA) increased to 1.12% for the quarter, from 0.97% last year, and to 1.11% for the six-month period, up from 1.06%, a year ago. The efficiency ratio also improved for both the quarter and six-month period. The efficiency ratio was 53.4% for the quarter and 53.5% year-to-date, compared to 58.7% and 55.8%, respectively, last year.

Conference Call
---------------

Carol Nelson and Lars Johnson will host a conference call on Wednesday, July 20, at 10:00 am PDT (1:00 pm EDT). Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2140 to participate in the live call. A telephone replay of the call will be available for three weeks at (303) 590-3000, using passcode 11033116#.

About Cascade Financial
-----------------------

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 17 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue and Snohomish. Issaquah Bank, a division of Cascade Bank, operates offices in Issaquah and North Bend.

In July 2004, US Banker magazine ranked Cascade #39 out of the Top 200 Publicly Traded Community Banks with less than $1 billion in assets, based on three-year average return on equity. In October, the same publication named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking.


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Cascade Financial - 2Q05 Profits Up 41%
July 19, 2005
Page Four


CONSOLIDATED FINANCIAL HIGHLIGHTS
---------------------------------                   Three Months Ended                    Six Months Ended
INCOME STATEMENT                                         June 30,                              June 30,
                                                    2005          2004                   2005          2004      Change
(Dollars in thousands,                            ----------------------                 ------------------      ------
 except per share amounts                                (Unaudited)                          (Unaudited)
Interest income                                 $   16,666    $   13,096    27.3%    $   32,266    $   25,705    25.5%
Interest expense                                     7,515         5,250    43.1%        14,341        10,557    35.8%
                                                 ---------     ---------              ---------     ---------
Net interest income                                  9,151         7,846    16.6%        17,925        15,148    18.3%
Provision for loan losses                              250           150    66.7%           495           375    32.0%
                                                 ---------     ---------              ---------     ---------
Net interest income
  after provision for loan losses                    8,901         7,696    15.7%        17,430        14,773    18.0%
Other income
   Gain on sale of loans                               434            82   429.3%           464           144   222.2%
   Gain on sale of securities                            -           112     NA              13           381   -96.6%
   Checking fees                                       767           503    52.5%         1,543           944    63.5%
   Service fees                                        207           167    24.0%           420           307    36.8%
   Gain/(loss) on sale of real estate                    -            23     NA              33            99   -66.7%
   Bank owned life insurance                           190           133    42.9%           378           267    41.6%
   Other                                                69           168   -58.9%           416           198   110.1%
                                                 ---------     ---------              ---------     ---------
Total other income                                   1,667         1,188    40.3%         3,267         2,340    39.6%
                                                 ---------     ---------              ---------     ---------
Total income                                        10,568         8,884    19.0%        20,697        17,113    20.9%
                                                 ---------     ---------              ---------     ---------
Compensation expense                                 3,012         2,675    12.6%         6,180         5,308    16.4%
Other operating expenses                             2,691         1,992    35.1%         5,076         3,799    33.6%
FHLB prepayment fees                                    73             -     NA              73            26   180.8%
Merger related expenses                                  -           633     NA               -           633     NA
                                                 ---------     ---------              ---------     ---------
Total other expense                                  5,776         5,300     9.0%        11,329         9,766    16.0%

Net income before tax                                4,792         3,584    33.7%         9,368         7,347    27.5%

Income tax expense                                   1,577         1,300    21.3%         3,082         2,489    23.8%
                                                 ---------     ---------              ---------     ---------
Net income                                      $    3,215    $    2,284    40.8%    $    6,286    $    4,858    29.4%
                                                 =========     =========              =========     =========
EARNINGS PER SHARE INFORMATION
------------------------------
Earnings per share, basic                       $     0.34    $     0.27    26.2%    $     0.66    $     0.58    14.0%
Earnings per share, diluted                     $     0.33    $     0.26    27.7%    $     0.64    $     0.55    15.4%

Weighted average number of shares outstanding
Basic                                            9,573,176     8,583,163    11.5%     9,574,720     8,438,534    13.5%
Diluted                                          9,831,085     8,915,706    10.3%     9,854,265     8,789,473    12.1%

                                                   Three Months Ended                     Six Months Ended
                                                         June 30,                              June 30,
                                                    2005          2004                   2005          2004
PERFORMANCE MEASURES                             -----------------------                 ------------------
--------------------
Return on equity                                     13.27%        12.26%                 13.04%        13.90%
Return on tangible equity                            18.16%        14.23%                 17.87%        14.67%
Return on assets                                      1.12%         0.97%                  1.11%         1.06%
Efficiency ratio                                     53.39%        58.67%                 53.46%        55.84%
Net interest margin                                   3.38%         3.46%                  3.36%         3.43%



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Cascade Financial - 2Q05 Profits Up 41%
July 19, 2005
Page Five


BALANCE SHEET                                                                                                        Annual
-------------                                   June 30, 2005          December 31, 2004         June 30, 2004       Change
(Dollars in thousands                           -------------          -----------------         ------------        ------
 except per share amounts)                       (Unaudited)              (Unaudited)             (Unaudited)
Cash and due from banks                           $   19,041               $   11,692              $   15,694         21.3%
Interest bearing deposits                              1,523                    1,337                     663        129.7%

Securities held to maturity                           93,734                   91,339                  90,789          3.2%
Securities available for sale                        131,715                  124,276                 168,450        -21.8%
                                                   ---------                ---------               ---------
Total securities                                     225,449                  215,615                 259,239        -13.0%
Loans
  Business                                           341,352                  292,117                 266,025         28.3%
  R/E construction                                   137,945                  107,431                  90,204         52.9%
  Commercial real estate                             173,362                  178,704                 136,873         26.7%
  Multifamily                                         70,865                   92,372                  92,016        -23.0%
  Home equity/consumer                                32,423                   30,125                  33,665         -3.7%
  Residential                                        104,748                  105,975                 108,331         -3.3%
                                                   ---------                ---------               ---------
  Total loans                                        860,695                  806,724                 727,114         18.4%
  Deferred loan fees                                  (3,107)                  (2,695)                 (2,350)        32.2%
  Allowance for loan losses                           (9,891)                  (9,563)                 (9,471)         4.4%
                                                   ---------                ---------               ---------
Loans, net                                           847,697                  794,466                 715,293         18.5%
Premises and equipment                                12,907                   12,824                  12,714          1.5%
Real Estate Owned                                        331                      868                     919        -64.0%
Bank owned life insurance                             16,979                   16,650                  11,391         49.1%
Other assets                                           8,688                    9,211                   9,214         -5.7%
Goodwill                                              26,204                   26,292                  25,928          1.1%

Total assets                                      $1,158,819               $1,088,955              $1,051,055         10.3%
                                                   =========                =========               =========
Deposits
  Checking accounts                               $  134,074               $  112,564              $   95,941         39.7%
  Savings and money market accounts                  191,022                  172,584                 170,113         12.3%
  Certificates of deposit                            465,521                  436,760                 429,244          8.5%
                                                   ---------                ---------               ---------
Total deposits                                       790,617                  721,908                 695,298         13.7%
FHLB advances                                        223,000                  228,000                 211,500          5.4%
Securities sold under agreement to repurchase         21,046                   20,902                  37,272        -43.5%
Jr. Sub. Deb. (Trust Preferred Securities)            15,693                   15,454                  10,080         55.7%
Other liabilities                                      7,249                    6,441                   6,791          6.7%
                                                   ---------                ---------               ---------
Total liabilities                                  1,057,605                  992,705                 960,941         10.1%

Stockholders' equity
   Common stock and paid in capital                   37,994                   37,422                  36,974          2.8%
   Retained earnings                                  63,942                   59,975                  55,721         14.8%
   Accumulated comprehensive gain/(loss)                (722)                  (1,147)                 (2,581)       -72.0%
                                                   ---------                ---------               ---------
Total stockholders' equity                           101,214                   96,250                  90,114         12.3%

Total liabilities and stockholders' equity        $1,158,819               $1,088,955              $1,051,055         10.3%
                                                   =========                =========               =========


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

Cascade Financial - 2Q05 Profits Up 41%
July 19, 2005
Page Six


ADDITIONAL INFORMATION                          June 30, 2005          December 31, 2004         June 30, 2004
----------------------                          -------------          -----------------         -------------
(Dollars in thousands,                           (Unaudited)              (Unaudited)             (Unaudited)
  except per share amounts)
Book value per common share                       $    10.57               $    10.07              $     9.45
Common stock outstanding                           9,580,034                9,559,822               9,531,855
Capital/asset ratio (including
  Jr. Subordinate Deb.)                                10.09%                   10.26%                   9.19%
Capital/asset ratio (Tier 1)                            8.07%                    8.04%                   7.50%
Average assets                                    $1,148,387               $1,083,470              $  943,337
Average earning assets                             1,081,868                1,020,513                 908,388
Average equity                                        97,047                   94,806                  74,609
Average tangible equity                               70,829                   68,896                  67,280
Cash dividend per share                           $     0.08               $     0.08              $     0.07

Total equity                                      $  101,214               $   96,250              $   90,114
Less: goodwill and intangibles                        26,204                   26,252                  25,928
                                                   ---------                ---------               ---------
Tangible equity                                       75,010                   69,998                  64,186

Tangible book value per share                     $     7.83               $     7.32              $     7.48
Tangible capital/asset ratio (excluding
  Jr. Subordinate Deb.)                                 6.62%                    6.59%                   6.26%

ASSET QUALITY                                   June 30, 2005          December 31, 2004         June 30, 2004
-------------                                   -------------          -----------------         -------------
Nonperforming loans (NPLs)                        $    1,342               $      532              $      702
Nonperforming loans/total loans                         0.16%                    0.07%                   0.10%
Net loan charge-offs (recoveries)/qtr             $       40               $       22              $       (5)
Net charge-offs/total loans                             0.00%                    0.00%                   0.00%
Allowance for loan losses/total loans                   1.15%                    1.19%                   1.30%
Allowance for loan losses/nonperforming loans            737%                    1798%                   1349%
Real estate owned                                 $      331               $      868              $      919
Nonperforming assets/total assets                       0.14%                    0.13%                   0.15%


This press release contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America ("GAAP"). These measures include return on tangible equity, tangible book value per share and tangible capital to asset ratio. Cascade's management uses these non-GAAP measures in its analysis of the company's performance. These measures exclude the average and ending balances of acquisition-related goodwill and intangibles in determining average tangible shareholders' equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of the financial measure excluding the impact of these items provides useful supplemental information that is essential for a proper understanding of the financial results of Cascade Financial Corporation, as they provide a method to assess management's success in utilizing the company's tangible capital. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.


Safe Harbor Statement
---------------------

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to: continued strong demand for Cascade's products and services, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management's ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

                                     -0-




Note:  Transmitted on Business Wire on July 19, 2005 at 1:00 p.m. PDT.